Exhibit 99.01

May 25, 2004

I hereby consent to my appointment as a director of Shopping.com Ltd., and to being named as a person about to become a director of Shopping.com Ltd. in the registration statement on Form S-1 of Shopping.com Ltd. to be filed on or about the date written above.

/s/ Peter Neupert
Peter Neupert